Exhibit 10.48
BIOCRYST PHARMACEUTICALS, INC.
EQUITY AWARD RETIREMENT POLICY
Effective Date: July 1, 2024
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of BioCryst Pharmaceuticals, Inc. (the “Company”) has determined that it is appropriate to adopt this policy (this “Policy”) to provide Covered Employees with continued vesting eligibility upon a termination of employment with the Company by reason of a Qualified Retirement with respect to equity awards granted under the (i) BioCryst Pharmaceuticals, Inc. Stock Incentive Plan (as amended and restated from time to time, including any successor plan, the “Stock Incentive Plan”) and (ii) BioCryst Pharmaceuticals, Inc. Inducement Equity Incentive Plan (as amended and restated from time to time, including any successor plan, the “Inducement Plan” and together with the Stock Incentive Plan, the “Equity Plans”), as set forth below. This Policy shall be effective as of the date first set forth above (the “Effective Date”).
1.Qualified Retirement. For purposes of this Policy, “Qualified Retirement” shall mean a Covered Employee’s resignation of employment with the Company on or after attainment of age sixty (60) with at least seven (7) years of continuous service with the Company (the “Service and Age Requirements”), provided that (i) such Covered Employee provides the Company with Advance Notice of the date of his or her resignation of employment (the “Retirement Notice”), and (ii) no event or circumstance shall exist that could give rise to the Covered Employee’s termination of employment by the Company for Cause (as defined in the applicable Equity Plan). In addition, a Covered Employee’s termination of employment by the Company not for Cause after such Covered Employee provides the Company with the Retirement Notice shall constitute a Qualified Retirement.
2.Notice Requirement. The Retirement Notice required to be given under this Policy shall be given in writing, shall include “Retirement Notice” in the subject line, and shall be provided to the Covered Employee’s reporting person and to HRSupport@biocryst.com (if by electronic mail) or BioCryst Pharmaceuticals, Inc., Attention: Chief People Officer, 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703 (if by regular mail). In no event shall a Covered Employee be permitted to deliver the Retirement Notice in December of any year and any Retirement Notice delivered in December shall not be respected for purposes of this Policy. For purposes of this Policy, “Advance Notice” shall mean, with respect to the period of time prior to the date of a Covered Employee’s resignation of employment (other than for the Company’s Executive Officers and Section 16 Officers), (i) for members of the Leadership Team, at least twelve (12) months prior to the date of resignation, (ii) for Senior Vice Presidents and Vice Presidents, at least nine (9) months prior to the date of resignation, (iii) for Executive Directors and Directors, at least six (6) months prior to the date of resignation and (iv) for all other employees, at least three (3) months prior to the date of resignation. With respect to the Company’s Executive Officers and Section 16 Officers, as appointed by the Board, the Advance Notice requirement will be satisfied in the event such officer works with Human Resources on an appropriate succession plan at least 12 months in advance of possible retirement and provides official written notice that contains a last day of service in his or her current position.
As Updated, December 17, 2024

3.Covered Employee. Subject to Section 4 hereof, this Policy shall apply to current U.S. employees of the Company who receive notice from the Company that they are a Covered Employee (each, a “Covered Employee”).
4.Application to Incentive Stock Options. To the extent any Covered Employee holds incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended, “ISOs”) under either Equity Plan as of the Effective Date, such ISOs shall not be subject to this Retirement Policy, and therefore shall not be eligible for Qualified Retirement Vesting, unless the Covered Employee elects, pursuant to an election form delivered to the Covered Employee, to convert such incentive stock options to non-statutory stock options within 29 days of the date such Covered Employee receives notice from the Company that they are a Covered Employee.
5.Treatment of Equity Awards Upon a Qualified Retirement. In the event a Covered Employee terminates his or her employment with the Company by reason of a Qualified Retirement, in accordance with Section 1 of this Policy, (i) any unvested restricted stock unit award granted more than one year prior to the Covered Employee’s termination date and held by such Covered Employee at the time of such Covered Employee’s termination of employment (a “Covered RSU Award”) shall become vested and settled in accordance with the original vesting schedule applicable to such Covered RSU Award and (ii) any unvested stock option award (excluding ISOs granted as of the Effective Date for which a conversion election is not made pursuant to Section 4 of this Policy) granted more than one year prior to the Covered Employee’s termination date and held by such Covered Employee at the time of such Covered Employee’s termination of employment (a “Covered Stock Option Award”) shall become vested and exercisable in accordance with the original vesting schedule applicable to such Covered Stock Option Award and remain exercisable for the entirety of their original term set out in the applicable award agreement (such continued vesting, “Qualified Retirement Vesting”).
6.Administration. This Policy shall be administered by the Committee. All decisions, determinations and interpretations by the Committee regarding this Policy shall be final and binding on all grantees, beneficiaries, heirs, assigns or other persons holding or claiming rights under any Equity Plan or any award thereunder.
7.Section 409A. This Policy, and its implementation, is intended to meet the requirements for compliance with, or exemption from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be interpreted and construed consistent with that intent. To the extent required in order to avoid accelerated taxation and/or accelerated payment under Section 409A, references to termination of employment, separation from service and similar or correlative terms in this Policy shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company. Each installment of the payments and benefits provided for as a result of this Policy shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). The Company makes no representation that any or all of the payments described in this Policy shall be exempt from or comply with Section 409A. Covered Employees shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

8.Amendment and Termination. The Committee shall have complete and exclusive power and authority to, at any time and for any reason, amend, modify or terminate this Policy.